FORM 10-K                                  Page 48

Exhibit 2.2(m)

                  CONE MILLS CORPORATION
                   3101 NORTH ELM STREET
                 GREENSBORO, NC 27415-6540

                     January 11, 1996


Rodolfo Garcia Muriel
Compania Industrial de Parras, S.A. de C.V.

Dear Rodolfo:

This will memorialize our December 22, 1995 sale to you and your family under the Support Agreement of 1.5 million shares of CIPSA stock in exchange for N$6,000,000.

The 1.5 million shares are from the total of 4,001,317 shares purchased by Cone on June 25, 1993, the certificates for which are presently in the custody of CIPSA for reissuance to reflect CIPSA's recent recapitalization. This is also authority to CIPSA to issue said 1.5 million shares to you upon receipt of wire transfer.

This confirms a wire transfer for dollars in the amount of N$6,000,000 at the Janaury 12, 1996 exchange rate.

By signing below, you confirm this transaction and that
Section 9 of the Support Agreement has been complied with.

With best regards,

Sincerely,

CONE MILLS CORPORATION


/s/ J. Patrick Danahy
President and Chief Executive Officer


Accepted and agreed to this
11th Day of January, 1996.

/s/ Rodolfo Garcia Muriel
Director General


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